Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is 32,760,000*. The prospectus is a final prospectus for the related offering.

*Calculated in accordance with Rule 457(c), based on the average of the high and low prices reported on the consolidated reporting system on April 7, 2025.